Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into between Overland Storage, Inc., a California corporation (“Employer” or the “Company”), and Eric Kelly (“Executive”) as of August 3, 2011 (the “Effective Date”). This Agreement amends and restates in its entirety the Employment between the Company and Executive dated as of June 24, 2009 and is effective on the Effective Date.

The parties agree as follows:

1. Positions And Duties. Executive will be employed by the Company in the position of President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”), and shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, including but not limited to strategic planning, implementation of business objectives and supervision of day-to-day business affairs of the Company. Executive shall also perform such duties that are normally associated with the position of President and CEO consistent with the bylaws of the Company and as may be reasonably required by the Board. In addition, the Board shall nominate Executive for reelection by the Company’s shareholders as a member of the Board at each Annual Meeting of Shareholders of the Company as long as Executive is President and Chief Executive Officer of the Company. Termination of Executive as President and Chief Executive Officer of the Company, for any reason, shall constitute the resignation by Executive, effective upon such termination, as a director and officer of the Company and as a director and officer of any affiliate of the Company. Upon request, Executive shall provide the Company with additional written evidence of any such resignation. The Company’s undertaking to continue to nominate Executive for reelection to the Board by the Company’s shareholders as described above is expressly conditioned on this agreement by Executive regarding his resignation as a director and officer of the Company and as a director and officer of any affiliate of the Company in the event of his termination as President and Chief Executive Officer of the Company.

1.1 Best Efforts/Full-Time. During the Employment Term (as defined in Section 1.2 herein), Executive will act in the best interests of Employer and devote his full business time and best efforts to the performance of his duties under this Agreement. Executive agrees to be available to render such services at all reasonable times and places and in accordance with Employer’s directives. Executive shall be assigned to work in the Company’s corporate offices in San Jose or San Diego, California, but may be required to travel in connection with his duties. Executive will abide by all policies, procedures, and decisions made by Employer, as well as all federal, state and local laws, regulations or ordinances applicable to his employment. During his employment, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Employer’s business interests and if, in the opinion of the Board, an actual or potential conflict exists, the Board may in its sole discretion require Executive to choose either to (i) discontinue the other work or (ii) resign from his employment with Employer. The foregoing restriction shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations, so long such services do not pose a material conflict or materially interfere with his responsibilities to Employer. In addition, nothing herein shall limit

Executive’s ability to serve on the boards of directors of iGentx, and Silicon Valley Management Partners. Executive shall also be entitled to serve on the boards of directors of other companies so long as, in each such instance, Executive obtains the prior written consent of the Board (not to be unreasonably withheld). It is anticipated that Executive will generally devote no less than 40 hours per week to his duties for Employer unless he is on vacation or a leave of absence in accordance with the terms of this Agreement or the Company’s policies as in effect from time to time.

1.2 Term Of Employment. This Agreement shall commence on the Effective Date, and, unless terminated by either party in accordance with Section 4 herein, shall continue until the third anniversary of the Effective Date. Thereafter, unless terminated by either party in accordance with Section 4, Executive’s employment shall automatically renew for an additional one year term on such date and on each anniversary thereof (the period of employment hereunder shall be referred to herein as the “Employment Term”). Except as provided in Section 5, this Agreement shall continue during the Employment Term to govern the terms and conditions of Executive’s employment, unless modified by the parties hereto in writing.

1.3 Termination. Executive reaffirms that Executive’s employment relationship with the Company is terminable at any time and for any reason by either the Company or Executive, subject to the provisions hereof.

2. Compensation.

2.1 Base Salary. As compensation for the proper and satisfactory performance of all duties under this Agreement, Executive shall earn a gross annual base salary of $400,000.00 ($16,666.67 gross per bi-weekly payroll period), less applicable state and federal taxes and other authorized payroll deductions, payable in accordance with Employer’s normal payroll practices but in no event less frequently than once per month (the “Base Salary”).

2.2 Bonus. Executive will be eligible to receive potential quarterly or annual cash bonuses solely as determined (if any) from time to time by the Board or duly authorized committee thereof (and in each case in the sole discretion of the Board or duly authorized committee thereof). Any such bonuses will be based on the Company’s fiscal quarters or fiscal year, and will be paid to Executive within 74 days following the end of such fiscal quarter or year. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.2, Section 4.3 or Section 4.5, Executive shall be eligible to receive a prorated amount of any target bonus that may be established and in effect (the “Target Bonus”) for the bonus period in which Executive’s employment with the Company terminates. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.4, Executive shall be eligible to receive a prorated amount of bonus actually earned in accordance with the terms and conditions of the Company’s bonus program for the fiscal quarter or year in which Executive’s employment with the Company terminates. If Executive’s employment terminates before the end of a fiscal quarter or year under Section 4.1, Executive shall not be eligible to receive a bonus for that fiscal quarter or year. Executive’s bonus hereunder shall be calculated based upon financial and management objectives reasonably established for Employer and Executive by the Board or a duly authorized committee thereof that will establish an annual Target Bonus of 100% of the greater of $400,000 and Executive’s Base Salary as of the end of the applicable fiscal quarter or year in which the bonus is earned and opportunities for an annual bonus of up to 150% of the Target Bonus.

2.3 Equity Incentives. Executive will be eligible to receive stock options or other equity incentives as determined from time to time by the Board or duly authorized committee thereof, and in each case in its sole discretion and in accordance with terms and conditions determined by the Board or duly authorized committee thereof.

2.4 Unilateral Modification of Compensation. Subject to Executive’s right to resign for Good Reason under Section 4.3 of this Agreement, Employer reserves the right to modify Executive’s cash compensation, at any time, at its sole and absolute discretion.

3. Customary Fringe Benefits. Executive shall be eligible for all customary and usual benefits generally available to executive level employees of Employer, subject to the terms and conditions set forth in the applicable benefit plan or policy. Employer reserves the right to change or eliminate any of the fringe benefits provided to executive level employees on a prospective basis at any time, at Employer’s sole and absolute discretion; provided, however, that Executive may, in his discretion, retain his personal life, accident, medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Company to Executive (not to exceed the total cost of comparable benefits offered by the Company to Executive and his dependents through the Company’s plans). Executive understands that all benefits provided in this section may be reduced by, or subject to, all applicable taxes. Executive shall be entitled to paid annual flexible time off and all paid Employer holidays, each in accordance with the Employer’s standard policies as apply to other executive employees of the Company. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Employer subject to Executive’s compliance with the Company’s established expense reimbursement policy. In addition, during the Employment Term, Employer shall reimburse Executive for Executive’s reasonable travel expenses from Executive’s principal residence in Danville, California to San Diego, California, reasonable lodging expenses in San Diego, California and a reasonable allowance for the use of a car in San Diego, California. Reimbursement for air travel shall be subject to the Employer’s generally applicable travel expense reimbursement policies. To the extent any travel, lodging or auto expense reimbursements are taxable to Executive, Employer shall provide an additional gross-up payment to reflect any federal, state or local income or employment taxes due with respect to such reimbursements, such that Executive is put in the same position as though such reimbursements had not been subject to tax.

4. Termination.

4.1 Termination For Cause By Employer. Employer may terminate Executive’s employment under this Agreement immediately at any time for “Cause,” which shall include, but is not limited to: (a) acts or omissions constituting reckless or willful misconduct on the part of Executive with respect to his obligations or otherwise relating to the business of Employer that causes material harm to the Company or its reputation; (b) Executive’s material breach of this Agreement, which breach Executive fails to cure within 30 days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) Executive’s willful neglect of duties, as reasonably determined by the Board, which Executive fails to cure within 30 days after receiving written notice from the Board that specifies the specific duties that Executive has failed to perform.

4.1.1 Entitlements Upon Termination For Cause. In the event that Executive’s employment is terminated for Cause in accordance with Section 4.1, Executive shall be entitled to receive: (a) the Base Salary then in effect through the date of termination; (b) the bonus to which Executive is then entitled pursuant to Section 2.2, if any; and (c) any expense reimbursements to which Executive is entitled by virtue of his prior employment with Employer (collectively, (a), (b) and (c) above are referred to herein as the “Standard Entitlements”). The Standard Entitlements shall be paid to such Executive within 30 days following termination or earlier if required by law. In the event of such termination for Cause, Executive shall not be entitled to receive (i) the Severance Payment or Accelerated Vesting and Extended Exercise Period Severance Benefit (as each are defined in Section 4.2 below) or any portion thereof, or (ii) any further vesting of stock options, and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.

4.2 Termination Without Cause By Employer. Employer may terminate Executive’s employment, without Cause, at any time. If Employer terminates Executive’s employment without Cause (including, for purposes of clarity, a termination by the Employer at the end of the term then in effect under Section 1.2), Executive shall be entitled to receive the Standard Entitlements, which shall be paid to Executive within 30 days following termination or earlier if required by law. In addition to the above, so long as Executive complies with all of the conditions in Section 4.2.1 below, Executive will be entitled to an aggregate severance payment equal to the sum of (i) an amount equal to 150% of the greater of the Executive’s then Base Salary or original Base Salary, plus (ii) a portion of the Target Bonus prorated based on the number of days Executive was employed during the period on which the Target Bonus is based, plus (iii) an amount equal to the premiums Executive would be required to pay to continue life, accident, medical, dental and vision insurance coverage under the Company’s insurance plans for Executive and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of eighteen (18) months following the date of termination, plus (iv) the amount necessary for Executive to continue life, accident, medical and dental insurance benefits for Executive and his eligible dependents for insurance coverage that he personally maintained in amounts substantially similar to those which Executive was entitled to receive under Section 3 of this Agreement immediately prior to the date of termination for a period of 18 months following the date of termination (without duplication of any reimbursements made by the Company to Executive for such coverage pursuant to clause (iii) above) (collectively, the “Severance Payment”). Subject to Section 10, the Severance Payment shall be paid to Executive (less applicable state and federal taxes or other payroll deductions) in monthly installments in accordance with Employer’s regular payroll practices for the 18 months following the date of termination, provided that such payments shall not commence before: (i) Employer receives an executed copy of the Release (defined in Section 4.2.1) from Executive; and (ii) Executive’s right to revoke the Release has lapsed under applicable law and the terms of the Release, and provided, further, that such payments shall commence in the month following the month in which Executive’s Separation from Service occurs. As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Upon Executive’s termination without Cause, subject to the conditions specified above, any unvested portion of Executive’s then outstanding stock options and other equity-based awards granted by the Company that would otherwise vest during the twelve (12) months following the date of such termination shall vest in full as of the date of such termination, and, in the case of such vested stock options (including those stock options whose vesting was accelerated pursuant to the preceding clause), may be exercised in whole or in part at any time within one (1) year of the date of such termination without Cause, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options (collectively, the “Accelerated Vesting and Extended Exercise Period Severance Benefit”). In the event of such termination without Cause, all of Employer’s other obligations pursuant to this Agreement except as provided in this Section 4.2 shall terminate automatically and extinguish completely following the date of such termination without Cause.

4.2.1 Conditions to Receive Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit. The Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit will be paid provided that the following conditions are met: (i) Executive complies with all surviving provisions of this Agreement as specified in Section 11.8 below; and (ii) Executive executes within 21 days following the termination of his employment (and does not revoke within any revocation period provided by applicable law) a full general release in the form attached hereto as Exhibit A, releasing all claims, known or unknown, that Executive may have against Employer arising out of or in any way related to Executive’s employment or termination of employment with Employer (the “Release”).

4.3 Voluntary Resignation by Executive for Good Reason. If Executive notifies Employer in writing within 60 days following the initial existence of one of the circumstances constituting “Good Reason” (as defined in Section 4.3.1), Employer will be given 30 days from the receipt of such notice in which Employer may remedy or cure such condition. For purposes of the foregoing, if Executive does not timely provide notice to Employer, then Executive is deemed to have waived this right. If Employer fails to remedy or cure the condition set forth in Executive’s notice within 30 days from the receipt of such notice, Executive may resign for Good Reason, and shall be entitled to receive the Standard Entitlements, which shall be paid to Executive within 30 days following termination or earlier if required by law. In addition, so long as Executive complies with all of the conditions set forth in Section 4.2.1 above, Executive will be entitled to receive the Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit. Subject to Section 10, the Severance Payment shall be paid to Executive (less applicable state and federal taxes or other payroll deductions) in monthly installments in accordance with Employer’s regular payroll practices for the 18 months immediately following the date of termination, provided that such payments shall not commence before: (i) Employer receives an executed copy of the Release from Executive; and (ii) Executive’s right to revoke the Release has lapsed under applicable law and the terms of the Release, and provided, further, that such payments shall commence in the month following the month in which Executive’s Separation from Service occurs. In the event of such resignation for Good Reason, all of Employer’s other obligations pursuant to this Agreement except as provided in this Section 4.3 shall terminate automatically and extinguish completely following the date of such resignation for Good Reason.

4.3.1 Executive will be deemed to have resigned for “Good Reason” if Executive voluntarily terminates employment with the Company within one year after the occurrence of one or more of the following: (a) Employer reduces Executive’s Base Salary by more than ten percent (10%), unless the reduction is made as part of, and is generally consistent with, a general reduction of other senior executive salaries; (b) Executive’s authority, title, responsibilities and/or duties are materially reduced so that his duties are no longer consistent with the position of President or Chief Executive Officer; (c) a material breach by the Company of this Agreement or the Retention Agreement between Executive and the Company in effect on the Effective Date and as it may be amended from time to time (the “Retention Agreement”); or (d) Employer relocates Executive’s principal place of work to a location more than fifty (50) miles from Employer’s current location without his prior written approval; provided, however, that “Good Reason” shall not include relocation of Executive’s principal place of work to Employer’s San Jose, California location or to a location within thirty (30) miles of Executive’s Danville, California residence.

4.4 Voluntary Resignation By Executive without Good Reason. In the event Executive’s resignation is without Good Reason, Executive shall be entitled to receive the Standard Entitlements (to be paid within 30 days following such resignation or earlier as required by law), but shall not be entitled to receive (i) the Severance Payment or the Accelerated Vesting and Extended Exercise Period Severance Benefit or any portion thereof, or (ii) any further vesting of stock options; and all other obligations of Employer to Executive pursuant to this Agreement shall automatically terminate and be completely extinguished.

4.5 Termination Due to Executive’s Death or Disability. Executive’s employment shall terminate immediately upon Executive’s death or Disability. Upon Executive’s death or Disability, the Company shall pay Executive (or his estate, as applicable) within 30 days after the date of termination (or earlier to the extent required by law) the Standard Entitlements and shall allow Executive (or his estate, as applicable) to exercise any vested but unexercised portion of Executive’s outstanding stock options as of the date of termination of Executive’s employment within twelve (12) months after the termination of Executive’s employment with the Company, subject to earlier termination upon the expiration of the maximum term of the applicable options or in connection with a corporate transaction involving the Company to the extent provided in the Plan and/or the award agreements that evidence such options. For purposes of this Agreement, “Disability” shall mean Executive’s inability because of illness or incapacity, substantiated by appropriate medical authority, to render the essential functions of Executive’s job as contemplated by this Agreement over a period of 180 consecutive days after taking into account any reasonable accommodations that would not cause an undue burden on the Company.

5. Termination Upon Change Of Control. In the event of a “Change of Control” (as defined in the Retention Agreement), all of Employer’s obligations to Executive pursuant to

Section 4 above shall terminate automatically and extinguish completely, and the consequences of any termination or resignation of Executive on or after a Change of Control will be governed by the Retention Agreement.

6. Confidentiality/Intellectual Property Agreement And Insider Trading Policy. Executive agrees that he has read, signed, and will abide by the terms and conditions of Employer’s Confidentiality/Intellectual Property Agreement and Employer’s Insider Trading Policy.

Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

7. Non-Competition. Except with the prior written consent of Employer, Executive will not, during the Employment Term, engage in competition with Employer, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the product or products actively under development by Employer. Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to Employer, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

8. Non-Solicitation. During the Employment Term and for a period of one year thereafter, irrespective of the manner of termination of employment, Executive agrees not to, directly or indirectly, separately, or in association with others: (a) interfere with, impair, disrupt, or damage Employer’s relationship with any of its customers by soliciting, encouraging, or causing others to solicit or encourage any of them, for the purpose of diverting or taking away the business such customers have with Employer; or (b) interfere with, impair, disrupt, or damage Employer’s business by soliciting, encouraging, or causing others to solicit or encourage, any of Employer’s employees to discontinue their employment with Employer.

9. Agreement To Arbitrate. Executive and Employer agree to arbitrate any claim or dispute (“Dispute”) arising out of or in any way related to this Agreement, the employment relationship between Employer and Executive or the termination of Executive’s employment, except as provided in Section 9.1, to the fullest extent permitted by law. Except as provided in Section 9.1, this method of resolving Disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided herein, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by an arbitrator.

9.1 Scope of the Agreement. A Dispute shall include all disputes or claims between Executive and Employer arising out of, concerning or relating to Executive’s employment by Employer, including, without limitation: claims for breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, or common law, to the fullest extent permitted by law. A Dispute shall not include any dispute or claim, whether brought by either Executive or Employer, for: (a) workers’ compensation or unemployment insurance benefits; or (b) the exclusions from arbitration specified in the California Arbitration Act, California Code of Civil Procedure section 1281.8. For the purpose of this Section 9, references to “Employer” include Employer and all related or affiliated entities and their employees, supervisors, officers, directors, owners, shareholders, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, and the successors and assigns of any of them, and this Section 9 shall apply to them to the extent that Executive’s claims arise out of or relate to their actions on behalf of Employer.

9.2 Consideration. The parties agree that their mutual promise to arbitrate any and all disputes between them, except as provided in Section 9.1, rather than litigate them before the courts or other bodies, provides adequate consideration for this Section 9.

9.3 Initiation of Arbitration. Either party may initiate an arbitration proceeding by providing the other party with written notice of any and all claims forming the basis of such proceeding in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

9.4 Arbitration Procedure. The arbitration will be conducted by JAMS pursuant to its Rules for the Resolution of Employment Disputes in San Diego, California by a single, neutral arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, as applicable to the cause of action, and only such power. The arbitrator shall issue a written and signed statement of the basis of the arbitrator’s decision, including findings of fact and conclusions of law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

9.5 Costs of Arbitration. If Executive initiates arbitration against the Employer, Executive must pay a filing fee equal to the current filing fee in the appropriate court had Executive’s claim been brought there, and the Employer shall bear the remaining costs of the filing fees and arbitration forum, including arbitrator fees, case management fees, and forum hearing fees (the “Arbitration Fees”). If the Employer initiates arbitration against Executive, the

Employer shall bear the entire cost of the Arbitration Fees. (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Executive would have been required to bear had the matter been filed in a court.) The arbitrator may award attorneys’ fees and costs to the prevailing party, except that Executive shall have no obligation to pay any of the Arbitration Fees even if Employer is deemed the prevailing party. If there is any dispute as to whether the Employer or Executive is the prevailing party, the arbitrator will decide that issue. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines that such fee would cause undue hardship on the party. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.

9.6 Governing Law. All Disputes between the parties shall be governed, determined and resolved by the internal laws of the State of California, including the California Arbitration Act, California Code of Civil Procedure 1280 et seq.

9.7 Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

10. Code Section 409A. Notwithstanding anything to the contrary, if, at the time of his separation of service from Employer, Executive is a “specified employee” as defined pursuant to Section 409A of the Internal Revenue (“Code Section 409A”), and if the amounts that Executive is entitled to receive pursuant to this Agreement are not otherwise exempt from Code Section 409A, then to the extent necessary to comply with Code Section 409A, no payments for such amounts may be made under this Agreement before the date which is six (6) months after Executive’s separation from service from Employer or, if earlier, Executive’s date of death. All such amounts, which would have otherwise been required to be paid during such six (6) months after Executive’s separation from service shall instead be paid to Executive in one lump sum payment on the first business day of the seventh month after Executive’s separation from service from Employer or, if earlier, Executive’s date of death. All such remaining payments shall be made pursuant to their original terms and conditions. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. Employer may at any time amend this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Code Section 409A and avoid the imposition on Executive of any potential excise taxes relating to Code Section 409A. Any reimbursements pursuant to the foregoing provisions of this Agreement shall be paid as soon as reasonably practicable and in all events not later than the end of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive’s rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year. Any tax gross-up payments made to Executive pursuant to the foregoing provisions of this Agreement shall be made as soon as practicable and in all events not later than the end of Executive’s taxable year following the taxable year in which Executive remits the related taxes.

11. General Provisions.

11.1 Successors And Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

11.2 Indemnification. The indemnification provisions for officers and directors under Employer’s Bylaws will (to the maximum extent permitted by law) be extended to Executive. During the period of Executive’s employment by the Company and for a period of six years thereafter, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company.

11.3 Waiver. Except as provided in Section 2.4, this Agreement may not be modified or amended except by an instrument in writing, signed by Executive and by a duly authorized representative of Employer other than Executive. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as an amendment or waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

11.4 Severability. If any provision of this Agreement is held by an arbitrator or a court of law to be illegal, invalid or unenforceable, then: (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision; and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.5 Interpretation; Construction. This Agreement has been drafted by Employer, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that he has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

11.7 Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE COMPANY:	IF TO EXECUTIVE:

Overland Storage, Inc.	Eric Kelly
4820 Overland Avenue	(At the address most recently
San Diego, CA 92123	provided to the Company)
Attn: Chairman of the Board

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the manner specified in this Section 11.7.

11.8 Survival. The rights and obligations contained in Section 8 (“Non-Solicitation”) shall survive any termination or expiration of this Agreement for a period of one (1) year, and Sections 4 (“Termination”), 6 (“Confidentiality/Intellectual Property Agreement and Insider Trading Policy”), 9 (“Agreement to Arbitrate”), 10 (“IRC Section 409A”) and 11 (“General Provisions”) shall survive any termination or expiration of this Agreement.

11.9 Entire Agreement. This Agreement and the Retention Agreement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

11.10 Counterparts. This Agreement may be executed in one or more original, facsimile or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Recovery of Attorney’s Fees and Expenses. If any litigation shall occur between Executive and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

11.12 Tax Consequences. The Company makes no representations regarding the tax consequence of any provision of this Agreement. Executive is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement. All payments made by the Company under this Agreement to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN, WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

Executive:

/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

Company:

OVERLAND STORAGE, INC.

/s/ Scott McClendon
Scott McClendon Chairman of the Board

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is entered into effective as of the date set forth below by and between Overland Storage, Inc., a California corporation, having its principal offices at 4820 Overland Avenue, San Diego, California 92123 (the “Company”) and Eric Kelly, an individual (“Employee”), with reference to the following facts:

RECITALS

A. The parties entered into an Employment Agreement (the “Agreement”) effective as of             , 2011, pursuant to which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for the Severance Payment and Accelerated Vesting and Extended Exercise Period Severance Benefit as each are defined therein in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the date of the termination of Employee’s employment. All capitalized terms that are not defined herein shall have the meaning set forth in the Agreement.

B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

RELEASES

1. Consideration: The Employer shall provide Employee the Severance Payment and the Accelerated Vesting and Extended Exercise Period Severance Benefit in accordance with the provisions of Section 4 of the Agreement.

2. Release by Employee. Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay, options, benefits and monies owed by the Company to Employee. This release does not waive any claims for (a) indemnification and/or payment of related expenses under (i) any applicable law and/or (ii) the Company’s by laws or articles of incorporation; (b) Employee’s ownership of any Company stock, vested stock units or stock options, and/or Employee’s rights as an existing shareholder of the Company; (c)

any rights Employee has under any applicable stock option plan of the Company and/or any stock option, stock unit, stock purchase or other shareholder agreements with Company; (d) any vested rights or claims Employee may have under any Company-sponsored benefit plans (including, without limitation, any medical, dental, disability, life insurance or retirement plans); (e) any rights Employee may have to obtain continued health insurance coverage or other benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or any similar state law; (f) any claims Employee may have against the Company for reimbursement of business or other expenses incurred in connection with Employee’s employment with Company; (g) any other claims which as a matter of law cannot be waived; or (h) any obligation of the Company to Employee pursuant to Section 4 of the Agreement.

3. Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR

HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

4. Waiver of Certain Claims. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21 day period in which to consider entering into the release of ADEA claims, if any. If Employee does not consider this Release for the full 21-day period, but instead signs and returns it earlier, Employee has done so voluntarily with the full understanding that Employee waived Employee’s right to the full 21-day period. In addition, Employee is hereby informed that Employee has seven (7) days following the date of signing of this Agreement in which to revoke this Release. Employee can revoke the Release by sending notice of his revocation to the attention of the Chairman of the Board of the Company. If Employee does not send such written notice of revocation via U.S. Mail postmarked within 7 days, this Release shall become effective and irrevocable at 12:01 a.m. on the eighth (8th) day after Employee signs it (the “Effective Date”).

5. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

6. Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

7. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

8. Counterparts. This Release may be executed simultaneously in one or more original, facsimile, or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

9. Dispute Resolution Procedures. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration in accordance with the procedures, terms and conditions set forth Section 9 of the Agreement, which terms are incorporated herein by reference.

10. Entire Agreement. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including, without limitation, the Agreement and the Amended and Restated Retention Agreement dated             , 20     between the Company and Employee; provided, however, that this Release shall not terminate the Company’s obligations under Section 4, 9, 11.2 and 11.11 of the Agreement.

11. Modification; Waivers. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

12. Amendment. This Release may be amended or supplemented only by a writing signed by Employee and the Company.

Date: , 20

OVERLAND STORAGE, INC.

Date: , 20	By:

Name:

Title:

A-4